Exhibit 10.6

SHARE TRANSFER AGREEMENT

BY AND AMONG

ABVC BioPharma, Inc.

BioKey, Inc. (Cayman)

AND

BioKey, Inc. (California)

DATED: May 10, 2025

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (this “Agreement”), dated as of May 10, 2025 is entered into by and between (i) ABVC BioPharma, Inc., a Nevada corporation (the “Selling Shareholder”) and (ii) BioKey, Inc. (Cayman), an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Purchaser”). The Selling Shareholder and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

W I T N E S E T H:

WHEREAS, BioKey, Inc. (California) (the “Company”) is a company incorporated in California “BIOKEY”;

WHEREAS, the Selling Shareholder legally and directly owns 7,418,134 shares of common stock, 7,000,000 shares of Series A preferred stock, 1,160,000 shares of Series B preferred stock, and 13,973,097 shares of Series C preferred stock, which equates to 100% of the issued and outstanding stock of the Company, with a par value of US$0.001 per share (the “Company Stock”) as disclosed in its SEC Filings; and

WHEREAS, the Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholder, subject to the terms and conditions set forth herein, all of the Selling Shareholder’s right, title and interest in and pertaining to 100% of the Issued and Outstanding Shares (the “Subject Shares”), and the board of directors of the Selling Shareholder has approved the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including, without limitation, with respect to any Person that is an individual, his or her immediate family shareholders.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the United States of America, or the Cayman Islands are required or authorized to be closed.

“Common Stock” means Common Stock with a par value of US$0.001 per share in the share capital of the Company.

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“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the shareholders or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“knowledge of the Selling Shareholder” means the actual knowledge of the Selling Shareholder after due inquiry.

“knowledge of the Purchaser” means the actual knowledge of the Purchaser after due inquiry.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings, audit, hearing, mediation or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any claim, pledge, lien, charge, mortgage, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance or restriction on use, voting, transfer or receipt of income or exercise of any other attribute of ownership.

“Merger” means a business combination to be conducted pursuant to the relevant definitive agreement as may be entered into by and between the Company and Purchaser (and, as the case maybe, one or more Affiliates of the Company or Purchaser) and effected pursuant to applicable laws, as a result of which the Company (or a subsidiary of the Company) would acquire all outstanding Company Stock of BioKey and BioKey would become a wholly owned subsidiary of the Purchaser.

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Permit” means any approval, authorization, consent, license, variance, clearance, order, exemption, permit or certificate of or issued by a Government Authority.

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“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“Preferred Stock” means 7,000,000 shares of Series A preferred stock, 1,160,000 shares of Series B preferred stock, and 13,973,097, shares of Series C preferred stock with a par value of US$0.001 per share of the Company.

“Share” means a share in the capital of the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, including, in the case of the Company, any variable interest entity Controlled by and consolidated with the Company and any Subsidiaries of such variable interest entity.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or foreign and other taxes, duties, imposts, levies, or other like assessments of any kind whatsoever in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) other form of transfer liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above.

“Transfer” means, (i) when used as a verb, to sell, assign, dispose of, transfer, exchange, pledge, encumber, hypothecate or otherwise transfer securities, assets or other property or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, recapitalization, scheme of arrangement, amalgamation or other transaction or by operation of law), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities, assets or other property or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“U.S.” means the United States of America.

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Section 1.2 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the provision of a Table of Contents, the division of this Agreement into articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii) the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issuance thereof; and

(viii) except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the U.S.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Sale and Purchase of Shares

Section 2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth herein and at the Closing, the Selling Shareholder shall sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Selling Shareholder, the Subject Shares and all of the Selling Shareholder’s right, title and interest to the Subject Shares, free and clear of all Liens for an aggregate purchase price of US$100 (the “Purchase Price”) payable by the Purchaser to the Selling Shareholder pursuant to Section 2.6(a), provided that any dividend declared by the Company on any Subject Share with a record date that is on or before the date that is twelve months after the Closing Date or such other date as may be mutually agreed in writing by the Parties shall belong to the Selling Shareholder, and the Purchaser shall remit to the Selling Shareholder any such dividend on the Subject Shares as received by the Purchaser from the Company within three Business Days thereafter.

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Section 2.2 Closing Date. The sale and purchase of all Subject Shares as contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signature and shall occur on the 30th day after the date hereof, or an earlier day as may be mutually agreed in writing by the Parties, provided that each of the conditions set forth under Section 2.3 and Section 2.4 shall have been satisfied (or waived by the Party entitled to do so in accordance with the terms thereof) before or at the Closing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 2.3 Conditions Precedent for the Selling Shareholder. The obligations of the Selling Shareholder to consummate the Closing under Section 2.5 are subject to the satisfaction of the following conditions, unless waived in writing by the Selling Shareholder on or prior to the Closing Date:

(a) all of the representations and warranties of the Purchaser contained in Article IV shall be true and correct in all material respects (other than the representations and warranties set forth in Section 4.1 and Section 4.2, which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date;

(b) the Purchaser has performed all of its obligations contained in this Agreement that are to be performed prior to the Closing in all material respects; and

(c) no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

Section 2.4 Conditions Precedent for the Purchaser. The obligations of the Purchaser to consummate the Closing under Section 2.6 are subject to the satisfaction of the following conditions, unless waived in writing by the Purchaser on or prior to the Closing Date:

(a) all of the representations and warranties of the Selling Shareholder contained in Article III shall be true and correct in all material respects (other than the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3, which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date;

(b) the Selling Shareholder has performed all of its obligations contained in this Agreement that are to be performed prior to the Closing in all material respects; and

(c) no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

Section 2.5 Closing Deliverables by the Selling Shareholder. At the Closing, the Selling Shareholder shall deliver or cause to be delivered to the Purchaser:

(a) a certified true copy of the updated register of shareholders of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership by the Purchaser of the Subject Shares;

(b) an irrevocable instrument of transfer in respect of the Subject Shares being sold by the Selling Shareholder to the Purchaser executed by the Selling Shareholder in the form attached as Exhibit A to this Agreement; and

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(c) a copy of the resolutions of the board of directors of the Selling Shareholder or the minutes of a duly convened board meeting of the Selling Shareholder, as the case may be, approving the entry into this Agreement by the Selling Shareholder, the performance by the Selling Shareholder of its obligations herein and the completion of the transactions contemplated hereby.

As soon as practicable after the Closing, the Selling Shareholder shall deliver or cause to be delivered to the Purchaser the original share certificate in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Company, representing the Subject Shares purchased by the Purchaser pursuant to Section 2.1.

Section 2.6 Closing Deliverables by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholder:

(a) an amount in cash equal to the Purchase Price, by check or wire transfer in immediately available funds to a bank account designated in writing by the Selling Shareholder at least ten Business Days prior to the Closing Date; and

(b) an irrevocable instrument of transfer in respect of the Subject Shares being sold by the Selling Shareholder to the Purchaser executed by the Purchaser in the form attached as Exhibit A to this Agreement.

ARTICLE III

Representations and Warranties of the Selling Shareholder

The Selling Shareholder hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.

Section 3.1 Organization and Good Standing. The Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2 Title to the Subject Shares. The Selling Shareholder is the sole and exclusive legal record owner of the Subject Shares as of the date hereof and as of the Closing Date, free and clear of any and all Liens. The Selling Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Shares, and other than this Agreement to which it is a party, there are no outstanding contracts or understandings to which the Selling Shareholder is a party involving the purchase, sale or other acquisition or disposition of the Subject Shares or any interest therein. Upon consummation of the Closing as provided in Article II, the Purchaser will have good and valid title to the Subject Shares, free and clear of all Liens and restrictions on Transfer (except for restrictions on Transfer under applicable securities Laws) and the Subject Shares shall be validly issued, fully paid and non-assessable with the Purchaser being entitled to all rights accorded to a holder of the Subject Shares. The sale of the Subject Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 3.3 Authorization. The Selling Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Selling Shareholder, and the consummation by the Selling Shareholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Selling Shareholder. This Agreement has been duly executed and delivered by the Selling Shareholder, and assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligations of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

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Section 3.4 Non-contravention. The execution, delivery and performance by the Selling Shareholder of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Selling Shareholder, (ii) conflict with or violate any Law or Order applicable to the Selling Shareholder or the assets, properties or businesses of the Selling Shareholder, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Selling Shareholder is a party or result in the creation of any Lien upon any of the properties or assets of the Selling Shareholder, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that are caused by any Person other than the Selling Shareholder or would not, individually or in the aggregate, reasonably be likely to materially affect the authority or ability of the Selling Shareholder to perform its obligations under this Agreement.

Section 3.5 Consents. The Selling Shareholder is under no obligation to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law in effect on the date hereof in connection with the execution, delivery and performance by the Selling Shareholder of this Agreement and the consummation by the Selling Shareholder of any of the transactions contemplated hereby, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Selling Shareholder of its obligations hereunder and except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement.

Section 3.6 No Litigation. There are no Legal Proceedings by or against any of the Selling Shareholder or the Subject Shares pending before any Governmental Authority, or, to the knowledge of the Selling Shareholder, threatened to be brought by or before any Governmental Authority (i) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Selling Shareholder to perform its obligations under this Agreement or (ii) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Shareholder.

Section 3.8 Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties in Section 4.7 and Section 4.8, the offer and sale of the Subject Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

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ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Selling Shareholder, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.

Section 4.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2 Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Selling Shareholder, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3 Non-contravention. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Purchaser, (ii) conflict with or violate any Law or Order applicable to the Purchaser or the assets, properties or businesses of the Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Purchaser is a party or result in the creation of any Lien upon any of the properties or assets of the Purchaser other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that are caused by any Person other than the Purchaser or would not affect the Purchaser’s ability in material respects to consummate the transactions contemplated herein.

Section 4.4 Consents. The Purchaser is under no obligation to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law in effect on the date hereof in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of any of the transactions contemplated hereby, except , in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Purchaser of its obligations hereunder and except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement.

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Section 4.5 No Litigation. There are no Legal Proceedings by or against the Purchaser, pending before any Governmental Authority or, to the knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.7 Purchase for Own Account; Economic Risk. The Purchaser is acquiring the Subject Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it (a) can bear the economic risk of its investment in the Subject Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and (c) has independently and without reliance upon the Selling Shareholder, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the transactions contemplated hereunder, except that it has relied upon the Selling Shareholder’s representations, warranties, covenants and agreements in this Agreement.

Section 4.8 Private Placement; Non-U.S. Person. The Purchaser understands that (a) the Subject Shares have not been registered under the Securities Act or any state securities Laws and (b) the Subject Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. The Purchaser represents that either: (i) it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

ARTICLE V

Covenants and Additional Agreements

Section 5.1 Further Assurances. Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 5.2 Confidentiality and Publicity.

(a) Each Party agrees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information with respect to the other Party, or relating to the transactions contemplated hereby, other than to their respective agents, representatives, Affiliates, employees, existing and potential financing sources and investors, officers and directors who need to know such confidential information, provided that (A) each Party is permitted to disclose information that is required to be disclosed by applicable Law, any Government Authority or applicable securities exchange, including in any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto, and (B) the Purchaser is permitted to disclose or cause to be disclosed, for the purpose of proposing, discussing, negotiating and executing the Merger or any transaction contemplated by or related to the Merger, information related to the transactions contemplated under this Agreement to BioKey (Cayman) and BioKey (Cayman)’s Affiliates and their respective directors, officers, agents, representatives, employees, existing and potential financing sources and investors, who need to know such confidential information (such disclosure as referred to in clauses (A) and (B), the “Permitted Disclosure”), (ii) in the event that any Party becomes legally compelled to disclose any such information (except for the Permitted Disclosure), provide the other Party with prompt written notice of such requirement so that the other Party may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with this Section 5.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the other Party waives compliance with this Section 5.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 5.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party.

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(b) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Selling Shareholder) or of the Selling Shareholder (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law, any Government Authority or applicable securities exchange, provided that the Purchaser, the Company, BioKey (Cayman) and their respective Affiliates (not including, for the avoidance of doubt, the Selling Shareholder) shall be permitted to make press release or public announcement in respect of the Merger or transactions contemplated by or related to the Merger.

Section 5.3 Tax Filing.

(a) Except as previously disclosed, the Parties have filed all material Tax Returns required to be filed (if any) and have paid all material Taxes required to have been paid (whether or not reflected on any Tax Return). Except as previously disclosed, no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Parties that the Parties are or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Parties property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Parties for any period (or portion of a period) that would affect any period after the date hereof.

(b) No Adjustments, Changes. Neither Party nor any other Person on behalf of either Party (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of either Party, nor is any such claim or dispute pending or contemplated. The Parties have delivered to each Party true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by either Party, if any, since its inception and any and all correspondence with respect to the foregoing.

(d) Not a U.S. Real Property Holding Corporation. The Parties are not and have not been United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) No Tax Allocation, Sharing. The Parties are not and have not been a party to any Tax allocation or sharing agreement.

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(f) No Other Arrangements. The Parties are not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Parties are not “consenting corporation(s)” within the meaning of Section 341(f) of the Code. The Parties do not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Parties do not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, neither Party has engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Parties are not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

ARTICLE VI

Indemnification

Section 6.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in Article III and Article IV shall survive the Closing until the expiration of the applicable statutory periods of limitations. Notwithstanding the foregoing, any claims asserted by the non- breaching party against the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of any Party with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made or any knowledge acquired at any time by any other Party whether before or after the execution and delivery of this Agreement or the Closing Date.

Section 6.2 Indemnification.

(a) Indemnification by the Selling Shareholder. From and after the Closing, the Selling Shareholder shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against, and shall pay to Purchaser Indemnitees the amount of, or reimburse Purchaser Indemnitees for, all Liabilities, losses, damages, claims, causes of action, costs and expenses (including reasonable attorneys’ fees and other expenses incurred in connection with the investigation or defense of any of the same, in responding to or cooperating with any governmental investigation or in enforcing any right to indemnification hereunder), interest, awards, judgments, Taxes, fines and penalties (collectively, “Losses”) suffered or incurred by, or imposed upon, the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:

(i) Any inaccuracy in or breach of any representation or warranty made by the Selling Shareholder in this Agreement; or

(ii) any breach or violation of, or failure to perform, any covenants or agreements of the Selling Shareholder in this Agreement.

(b) Tax Indemnification. The Selling Shareholder shall indemnify and hold harmless the Purchaser from any Losses of the arising out of or relating to any potential transfer Tax, the failure of the Selling Shareholder to comply with its obligations under Section 5.3 or any claim or determination by a Tax Authority that the Purchaser be responsible for any withholding or deduction in respect of payments of the Purchase Price under this Agreement (and any related penalties, charges, surcharges, fines and interest relating thereto).

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(c) Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Selling Shareholder, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Selling Shareholder Indemnitees”) from and against all Losses suffered or incurred by the Selling Shareholder Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement; or

(ii) any breach or violation of, or failure to perform, any covenants or agreements of the Purchaser in this Agreement.

(d) Procedures Relating to Indemnification.

(i) Any Party seeking indemnification under this Section 6.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the factual basis of the claim to the extent known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 7.3.

(ii) If an Indemnified Party shall receive notice of any Legal Proceeding, claim, audit, demand or assessment by any Person who is not a party to this Agreement (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 6.2, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party, and the Indemnified Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in all reasonable respects in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in all reasonable respects in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third- Party Claim in the manner and within the period provided in this Section 6.2(d)(ii), or if the Indemnifying Party fails to take reasonable steps necessary to diligently conduct the defense of a Third-Party Claim within five (5) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Party and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, and the Indemnifying Party shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Party. Notwithstanding anything to the contrary in this Section 6.2, unless requested by the Indemnified Party, the Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.

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(iii) Any Indemnified Party and any Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of any Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel.

(iv) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 6.2, the Indemnifying Party shall indemnify, pay or reimburse such Loss within fifteen (15) days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 6.3 Certain Limitations. The indemnification provided for in Section 6.2 shall be subject to the following limitations:

(a) The Indemnified Party shall not be entitled to recover under this Agreement or any other agreement or document entered into or delivered concurrent with or in connection with the execution of this Agreement more than once in respect of the same Losses suffered.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 6.2 for any punitive damages.

(c) The aggregate Liability of any Indemnifying Party under or with respect to this Agreement and the transactions contemplated hereby shall in no event exceed the Purchase Price.

(d) Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in this Section 6.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct by any Party.

Section 6.4 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article VI shall be treated as adjustments to the aggregate consideration paid to the Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.

Section 6.5 Indemnification Sole and Exclusive Remedy. Following the Closing, indemnification pursuant to this Article VI shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any Party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, except in each case pursuant to Section 7.5 or in the case of fraud or willful misconduct.

ARTICLE VII

Miscellaneous

Section 7.1 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 7.2 Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction.

Section 7.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place and seat of arbitration shall be New York, and the arbitration shall be administered by the American Arbitration Association (the “ABA”) in accordance with the ABA Administered Arbitration Rules then in force (the “ABA Rules”). The number of arbitrators shall be three (3). One arbitrator shall be appointed by the Selling Shareholder, and one arbitrator shall be appointed by the Purchaser. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties. Any arbitrator that is not so appointed shall instead be appointed in accordance with the ABA Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

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Section 7.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Selling Shareholder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.5 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 7.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent to an e-mail address (absent receipt of a failure to deliver notice within the day of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose)) or (iii) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this Section 7.6):

(a)	If to the Selling Shareholder, to:
	Attention:	ABVC BioPharma, Inc.
Uttam Patil
	Address:	44370 Old Warm Springs Blvd.
Fremont, CA 94538
	Email:	uttam@ambvrivis.com

(b)	If to the Purchaser, to:
	Attention:	BioKey, Inc. (Cayman Islands)
Eugene Jiang
	Address:	44370 Old Warm Springs Blvd.
Fremont, CA 94538
	Email:	eugene.jiang@ambrivis.com

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholder, and any attempted assignment in violation of this Section 7.8 shall be void. The Indemnified Persons (other than the Parties), as applicable, are each an express third party beneficiary of the indemnification provided in Article VI of this Agreement.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ABVC BIOPHARMA, INC.

By:	/s/ Uttam Patil
Name:	Uttam Patil
Title:	CEO

[Signature Page to Share Transfer Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BIOKEY, INC. (CAYMAN)

By:	/s/ Eugene Jiang
Name:	Eugene Jiang
Title:	Authorized Signatory

[Signature Page to Share Transfer Agreement]

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Exhibit A

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED $100, (amount) We, ABVC BioPharma, Inc. of (transferor) 401 Ryland St., Ste 200-A, Reno, NV, 89502, U.S.A., (address) hereby sell, assign and transfer unto BioKey, Inc. (Cayman) (transferee) of Corporate Filing Services Ltd., (Cayman Islands) P.O. Box 61, 3rd Floor Harbour Centre, North Church Street, Grand Cayman, KYI-1102, Cayman Islands,(address) 7,418,134 shares of common stock, 7,000,000 shares of Series A preferred stock, 1,160,000 shares of Series B preferred stock, and 13,973,097 shares of Series C preferred stock which accounts for all of the Company Stock issued and outstanding of the Company BioKey, Inc. (California).

Dated this 10th day of MAY, 2025

Uttam Patil, CEO of ABVC BioPharma, Inc.	Witness
For and on behalf of
ABVC BioPharma, Inc.

Signed by the Transferee:	In the presence of:

Eugene Jian, CEO of BioKey, Inc. (Cayman)	Witness

For and on behalf of BioKey, Inc. (Cayman)

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